Exhibit 10.1
Docucorp International Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of the 1st day of May, 2006 (the “Effective Date”) by and between Docucorp International, Inc., a Delaware corporation (the “Company” or “Docucorp”), and J. Robert Gary, an individual residing in the State of Texas (“Executive”):
WITNESSETH:
1. Recitals. The Company is engaged in the business of developing, designing and marketing computer software and related products and services and has a principal business location in Dallas County, Texas. As a result of entering into this Agreement, Executive will become an employee of the Company. In this capacity, Docucorp agrees that it will immediately begin providing to Executive unique and highly specialized training by the Company, with all related costs and expenses to be paid by the Company, and will immediately provide Executive confidential and trade secret information of Docucorp. Executive acknowledges such training and proprietary information (i) is of a unique and specialized nature dealing with unique processes, techniques, and information developed by the Company; and (ii) will greatly enhance Executive’s market value and future earnings potential. This Agreement sets forth the terms and conditions upon which the Company and Executive have agreed to create an employer-employee relationship between them.
2. Employment. The Company, commencing on the date hereof, shall employ Executive, as Senior Vice President Finance/Administration, Chief Financial Officer, and Executive shall upon said date enter into such employment and serve the Company in such capacity or as directed by the Company’s President or his designee.
3. Term.
a.	The term of this Agreement shall commence on the date hereof and shall continue until terminated by either party as provided in this Paragraph 3. This Agreement may be terminated by either party at any time by giving to the other party two weeks advance notice of termination. In the event the Company exercises its right to terminate Executive without “cause” (as described in paragraph b) or the Executive exercises his right to terminate employment for “good reason” (as described in paragraph c), Executive is entitled to compensation as provided in paragraph 12. Executive specifically recognizes and agrees that no present or future oral or written statements by the Company or any officer or agent of the Company shall in any way limit or restrict the Company’s right to terminate Executive’s employment as provided in the immediately preceding sentence, unless the Company shall agree in writing to an amendment of this Paragraph 3 and, in such writing, the Company shall specifically note its intention to amend its rights as contained in this Paragraph 3.

b.	Notwithstanding anything to the contrary contained in this Agreement, the Company shall have “cause” to terminate this Agreement without any prior notice to Executive, in the event of: (i)Executive’s conviction of, or pleading guilty or no contest to, a felony or misdemeanor involving dishonesty or moral turpitude; (ii) Executive materially fails to perform Executive’s duties and obligations under this Agreement; (iii) Executive’s commission of a fraudulent or dishonest act in connection with employment by the Company or misappropriation of Company property; (iv) Executive’s death or inability, as a result of a physical or mental condition impairment, to perform the essential functions of Executive’s job for a period of more than six months; (v) Executive’s use or possession of illegal drugs or performing duties for the Company while under the influence of alcohol, in violation of the Company’s Drugs and Alcohol policy, but excluding consumption of alcohol in the course of business-related social functions ; (vi) any act or failure to act by Executive which materially injures the reputation, business or business reputation of the Company or any affiliated entity; or (vii) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties for the Company. Notwithstanding the foregoing, the reason for termination listed in b(ii) of this Paragraph 3 shall not constitute “cause” unless the Company first gives Executive written notice describing in reasonable detail the action, failure to act or other circumstance that the Company reasonably believes constitutes “cause” and Executive fails to cure such action, failure to act or circumstance within thirty (30) days after delivery of such notice.

c.	For purposes of this Agreement, the term “good reason” means any of the following actions if taken without Executive’s prior written consent: (i) any material failure by the Company to comply with its obligations under this Agreement; (ii) any demotion of Executive as evidenced by a material reduction in Executive’s responsibilities, duties, supervisory reporting relationship, compensation, or benefits; or (iii) the relocation of the Executive’s place of business to a location 50 miles or more from the current location.
4. Performance of Duties. Executive shall be a full-time employee of the Company and shall devote all of Executive’s business time, attention and best efforts to the performance of Executive’s duties for the Company, and shall be responsible to and subject to the supervision and direction of the President of the Company. Executive’s duties shall include, but not be limited to, duties and responsibilities within the area of Finance and Administration. Executive shall also perform such additional or different duties as the President of the Company may from time to time direct so long as such additional or different duties are of a type Executive is qualified to perform and are appropriate for a Senior Vice President level employee of the Company. All services performed by Executive shall be performed to the best of Executive’s ability and to further the welfare and development of the Company. It is understood that from time to time in the performance of his responsibilities, Executive will be required to travel to other geographical areas as determined by business needs.
5. Compensation. For all services rendered by Executive pursuant to this Agreement, Executive shall be entitled to receive a salary of two hundred fifty thousand ($250,000) dollars per year, paid semi-monthly, in accordance with the normal payroll procedures of the Company and subject to all authorized withholding and deductions. Executive shall be eligible for a base salary increase effective August 1, 2007, subject to approval of the Board of Directors, but in no event shall Executive’s annual base salary be reduced below $250,000. Executive shall receive a guaranteed bonus of $25,000 for fiscal year 2006, such bonus to be paid at the time bonuses are paid to other Senior Vice Presidents for fiscal year 2006 performance. It is understood and agreed that if for any reason Executive terminates or his employment is terminated prior to August 1, 2006, he shall not earn any bonus. In order to earn, and as a condition precedent to eligibility for, the fiscal year 2006 bonus payment, Executive must be actively employed by the Company on August 1, 2006. For fiscal year 2007, Executive shall be eligible for a target bonus of $90,000, subject to such reasonable terms and conditions as determined by Docucorp’s Board of Directors. Such terms and conditions may include a requirement of continued employment so long as such terms and conditions do not conflict with the provisions of Paragraph 12 of this Agreement. In addition, Executive shall receive, concurrent with the signing of this Agreement, 50,000 shares of restricted stock which will vest 20% each year, with the first vesting date on May 1, 2007. The restricted stock grant is subject to the terms and conditions of a Restricted Stock Grant Agreement in the form of Exhibit A hereto.
6. Ownership of Assets. All programs, tapes, files, records, lists, documents and similar items relating to the business of the Company whether prepared by or at the direction of Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company, shall be used exclusively for the benefit of the Company and shall not be removed from the offices or places of businesses of the Company without the prior written consent of the President of the Company except under the following conditions:
a.	in the preparation or performance of Company business by Executive; or

b.	in the delivery or transportation of said items to a current or prospective customer for documented Company business purposes.
7. Training/Confidential Information. Immediately upon Executive’s execution of this Agreement, Docucorp will provide Executive with specialized knowledge and training regarding the business in which Docucorp is involved, and will provide Executive with confidential information and trade secrets of Docucorp (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to:
a.	Software or other technology developed by Docucorp and any research data or other documentation related to the development of such software/technology;

b.	Customer lists and prospect lists developed by Docucorp;

c.	Information regarding Docucorp’s customers including but not limited to, work performed for customer, customer contracts, customer requirements and needs, data used by Docucorp to formulate customer bids, customer financial information, and other information regarding the customer’s business;

d.	Information related to Docucorp’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

e.	Training materials developed by and utilized by Docucorp;

f.	Any other information which Executive may acquire as a result of employment with Docucorp and which Executive has a reasonable basis to believe that Docucorp would not want disclosed to a business competitor or to the general public; and

g.	Any other information or document marked by the Company as “Confidential” or “Proprietary Information”.
Notwithstanding the foregoing, Confidential Information will not include any information required to be disclosed pursuant to a requirement of a government agency or court or by law. Executive understands and acknowledges that such Confidential Information gives Docucorp a competitive advantage over others who do not have this information, and that Docucorp would be harmed if the Confidential Information were disclosed.
8. Non-Disclosure of Confidential Information. Executive agrees to hold all Confidential Information of the Company in trust for Docucorp and will not (a) use the information for any purpose other than the benefit of Docucorp; or (b) disclose to any person or entity any Confidential Information of Docucorp except as necessary during the Executive’s employment with Docucorp to perform services on behalf of Docucorp. Executive will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.
9. Return of Company Property and Information. Upon termination of employment, or at any earlier time as directed by Docucorp, Executive shall immediately deliver to Docucorp any and all tangible Confidential Information in Executive’s possession and any copies, whether in print or in electronic format, of such documents or information. Executive shall not retain any originals, copies or summaries of any documents or materials related to Docucorp’s business which Executive came into possession of or created as a result of employment at Docucorp. Executive acknowledges that such information, documents and materials are the exclusive property of Docucorp. This Paragraph does not apply to payroll stubs, benefit information, this Agreement, or other materials provided to Executive for his personal use.
10. Restrictive Covenant. Without the prior written consent of the Company, Executive shall not, during employment with the Company or for a period of two (2) years following the termination of employment:
a.	Directly or indirectly engage in (defined below) a Competing Business (defined below) within a Restricted Area (defined below). For purposes of this Agreement, Executive shall be deemed to engage in a business if Executive directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, or associated or in any manner connected with, or renders services or advice to any Competing Business; provided, however, that Executive may invest in stock of a Competing Business so long as the investment does not exceed 5% of the outstanding capital stock of such enterprise. For purposes of this Agreement, a Competing Business is one which provides to its customers the same or substantially similar products and services as those provided by the Company during Executive’s employment, including but not limited to (1) forms creation; (2) document automation, content assembly and management; (3) document management; and (4) archival as such processes pertaining to (i) software; (ii) professional services; and (iii) ASP (Application Service Provider) services. Because of the highly confidential and sensitive financial information to be provided to Executive as the Company’s Chief Financial Officer, such going to the very core of its finances, plans and strategies, the Restricted Area for purposes of this Agreement is the entire United States of America.
b.	Directly or indirectly solicit business from, attempt to do business with or do business with any Customer (defined below) of the Company which Executive called on, serviced, did business with, had significant contact with or acquired Confidential Information from during employment with the Company. For purposes of this Agreement, “Customer” means any person or entity for whom the Company performed services, or any person or entity that purchased or received products from the Company or any person or entity whom the Company was actively soliciting as a purchaser of its products or services within the lesser of (i) the twelve month period immediately prior to the termination of Executive’s employment with the Company; or (ii) the period Executive was an employee of the Company.

c.	Directly or indirectly hire, attempt to hire, or solicit any employee of the Company to accept employment elsewhere.
11. Intellectual Property.
a.	“Inventions” means any trade secret, invention, mask work, idea, process, formula, source and object code, data, program, other work of authorship, know-how, improvement, discovery, development, trademark, design or technique. “Proprietary Rights” means all trade secret, patent, copyright, mask work, trademark and other intellectual property rights throughout the world.

b.	Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first conceived, reduced to practice, or first fixed in a tangible medium, as applicable) to the Company (or such other party as designated by the Company) all Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either solely or jointly with others, that (i) are developed or created by Executive and first conceived, reduced to practice, or first fixed in a tangible medium, as applicable, during the period of Executive’s employment with the Company and for a period of six (6) months thereafter, and

(ii) pertain to any of the Company’s existing or future lines of business. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Company Inventions.”
c.	During the period of Executive’s employment and for six (6) months after termination of Executive’s employment with the Company, Executive will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others. In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on Executive’s behalf within a year after termination of employment.

d.	Executive acknowledges that all Company Inventions, which are original works of authorship made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright, are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101), consisting either of a work prepared by an employee within the scope of his or her employment, or of certain works specially ordered or commissioned by another.

e.	Executive will, at the Company’s expense, assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights contained in Company Inventions in any and all countries. To that end, Executive will, at Company’s expense, execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights relating to Company Inventions and the assignment thereof. In addition, Executive will, at Company’s expense, execute, verify and deliver assignments of such Proprietary Rights contained in Company Inventions to the Company or its designee. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of employment.
In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the assignment of Proprietary Rights contained in Company Inventions as specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

f.	Executive agrees to keep and maintain adequate and current records that may be required by the Company (in the form of notes, sketches, drawings and in any other form) of all Company Inventions made or developed by Executive during the period of Executive’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
12. Effect of Termination on Compensation.
a.	In the event of the termination of Executive’s employment by the Executive through resignation (other than a resignation for good reason, which is addressed below) or by the Company with cause, Executive shall be entitled to the sum of the (a) base salary earned by Executive but unpaid through the date of termination as provided for in paragraph 5 of this Agreement, and (b) the cash equivalent of any accrued but unused vacation as provided for in paragraph14, but Executive shall not be entitled to any further compensation as of the date of termination.
In the event Executive’s employment is terminated involuntarily by the Company without cause or by Executive with good reason, Executive will be entitled to base salary earned by Executive but unpaid through the date of termination as provided for in Paragraph 5 of this Agreement, as well as the cash equivalent of any accrued but unused vacation as provided for in paragraph 14. In addition, the Company will pay to Executive a lump-sum payment in the amount of the sum of twelve (12) months’ of base salary calculated at the rate of base salary in effect at the time of termination. A condition precedent to Executive’s receipt of the above lump-sum payment is that he must enter into a full and binding Release of the Company, its officers, directors, employees and agents compliant with the Older Workers Benefit Protection Act, such form of release to be delivered to Executive by the Company within three (3) days of the date of termination. Payment of base salary earned but unpaid through the date of termination and accrued but unused vacation pay will be paid within six days following the date of termination. Payment of the lump-sum will be made to Executive within forty (40) days following the date of termination, subject to satisfactory compliance with the above-described condition precedent. In the event the condition precedent is not satisfied, then the Company has no obligation to make the lump-sum payment.
b.	In the event Executive’s employment is terminated involuntarily by the Company, without cause or by Executive with good reason, and provided that Executive elects continued health insurance coverage for himself, his dependents or combination thereof, through a group health plan maintained by the Company or an affiliate of the Company pursuant to COBRA or similar or successor statute, the Company will pay the monthly COBRA contributions for such health insurance coverage, as they may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees for the same or similar coverage), during the 12-month period subsequent to termination; provided, however, that if at any time Executive becomes covered by a group health insurance plan through subsequent employment, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions as provided herein.
c.	Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Section 409A of the Code, then the Company will defer the payment of any such amounts hereunder until the date that is six months following the date of Executive’s termination of employment with the Company at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code.
13. Withholding From Final Pay. By his signature below and in compliance with applicable federal and state law, Executive authorizes the Company to deduct debts owed by him to the Company from his final pay, upon termination of employment, whether voluntary or involuntary. Executive agrees that “debts” includes any unearned monies paid to him by the Company, such as any loan, monies advanced to him for personal or business related expenses or advanced compensation, including salary and bonuses, subject to the Company’s obligations under paragraph 15. Executive agrees that “final pay” for purposes of this paragraph includes base salary or wages, expense reimbursements and any other source of remuneration due to Executive upon termination of employment, unless withholding is contrary to applicable state or federal law. If the amount owed to the Company exceeds the amount of Executive’s final pay, he agrees to repay the balance owed to the Company under terms to be agreed upon, in writing, at the time of termination of his employment.
14. Employment Benefits. Executive shall be entitled to receive (i) the employee benefits provided by the Company to its employees in general; and (ii) such additional or other benefits as the Board of Directors of the Company may from time to time specifically confer upon Executive. In addition, Executive shall be entitled to no less than four (4) weeks vacation each year, subject to the terms of the Company’s Vacation Policy.
15. Reimbursement of Expenses. The Company recognizes that in the performance of duties for the Company, Executive will incur legitimate business expenses. In this regard, the Company will pay, upon presentation of proper vouchers therefor and evidence thereof, all reasonable business expenses authorized by the President of the Company (or his designee) and incurred by Executive in the performance of Executive’s duties under this Agreement.

16. Assignment. This Agreement is personal to Executive and is not assignable in any way by Executive. Subject to the foregoing qualification, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors, representatives and assigns of both Executive and the Company. This Agreement is specifically assignable by the Company.
17. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by their severance.
18. Miscellaneous.
a.	Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further and other action as shall be necessary in order for such parry to perform all of its/his obligations specified herein or reasonably implied from the terms hereof.

b.	This Agreement is made in the State of Texas, and shall be governed by and construed under the laws of the State of Texas.

c.	This Agreement is performable in, and venue of any action related or pertaining to this Agreement shall lie in, Dallas County, Texas.

d.	This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and may not be altered, amended or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by the parties hereto, or in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.

e.	Failure by either party to this Agreement to enforce strict performance by the other party of any term or provision of this Agreement shall not be construed as a waiver of such term or provision, nor shall such failure deprive either party of the right thereafter to require strict compliance with any such term or provision.

f.	The captions of this Agreement are for convenience or reference only and shall not be considered in determining the legal effect of any term or provision of this Agreement.

g.	If the Company brings action to enforce any of the restrictions in paragraphs 8-10 of this Agreement and prevails in any such action, the Company shall be entitled to recover from Executive, in addition to all remedies available at law or in equity, reasonable attorneys’ fees and costs incurred by the Company in enforcing the terms of this Agreement. Additionally, any period or periods of breach of paragraph 10 of this Agreement shall not count towards the two (2) year restriction, but shall instead be added to the restrictive period.
h.	The Company shall have the right to collect sums now or hereafter owed to it by Executive by offset against compensation or other sums payable by the Company to Executive or by any other lawful means.

i.	The terms of this Agreement have been designed to comply with the requirements of Section 409A of the Code, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent.

j.	(1) In the event it shall be determined that any of the payments or distributions made, or benefits provided, by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable or provided pursuant to the terms of this Agreement, or the Restricted Stock Grant Agreement provided for in Section 5 hereof, or any other plan, arrangement or agreement with the Company or its affiliates) are contingent upon a Change in Control (as defined below) (the “Total Payments”) would constitute a “parachute payment” as defined in Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, so long as the Excess Amount (as defined below) is one hundred thousand dollars ($100,000.00) or less, the Total Payments shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) the Executive which are contingent on a Change in Control (which shall mean a change in the ownership or effective control of the Company or the ownership of a substantial portion of its assets pursuant to Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which the Executive could receive without being considered to have received any parachute payment (the amount of the reduction provided herein is referred to herein as the “Excess Amount,” and the amount of Total Payments payable after reduction by the Excess Amount is referred to herein as the “Capped Amount”). The Accounting Firm referred to in Section j.(3) shall furnish the Executive with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. The definition of Change in Control set out herein shall only be used in application of this Section 18j.
(2) If the Excess Amount is greater than one hundred thousand dollars ($100,000.00) or if any Excise Tax is determined to be owed by Executive, then, in lieu of the reduction of the Total Payments to the Capped Amount as provided for in Section j.(1), the Company shall pay to the Executive the Total Payments and an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes (including hospital insurance taxes) and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the residence of the Executive on the Determination Date (as defined in Section j.(3)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and the hospital insurance tax at the rate provided under Section 3111(b) of the Code or any successor provision thereto.
(3) All determinations required to be made under this Section j., including the Total Payments, the Excess Amount, the Capped Amount, whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally-recognized independent accounting firm (the “Accounting Firm”) at the time of the event giving rise to the Total Payments (the “Determination Date”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the Determination Date, or such earlier time as is requested by the Company, and any Gross-Up Payment owing to Executive shall be made within ten (10) business days following provision of the supporting calculations. In the event that the Accounting Firm is also serving as accountant or auditor for the individual, entity, or group effecting the Change in Control giving rise to the Total Payments, then the Company shall appoint another nationally recognized public accounting firm acceptable to the Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and it shall be the Company’s obligation to cause the Accounting Firm to take any actions required hereby. Any determinations by the Accounting Firm shall be binding upon the Company and the Executive.
(4) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, (i) would result in the Executive having received from the Company an Excess Amount of one hundred thousand dollars ($100,000.00) or less, when taken together with any Excess Amount previously calculated pursuant to Section j.(1) above, or (ii) would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than five (5) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-(30) day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to effectively contest such claim,

(iv)	permit the Company to participate in any proceedings relating to such claim, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section j.(4), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(5)(i)	If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section j.(4), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall

(subject to the Company’s complying with the requirements of Section j.(4)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section j.(4), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid as provided in this Subsection j.(5)(iii) hereof.
(ii) If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount of one hundred thousand dollars ($100,000.00) or less, when taken together with any Excess Amount previously calculated pursuant to Section j.(1) above, was received by the Executive from the Company, then Executive shall repay the Excess Amount to the Company on demand (but no less than 10 days after written demand is received by the Executive) together with interest on the Excess Amount at the “applicable Federal rate” (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Amount until the date of such repayment.
(iii) If it is determined that a Gross-Up Payment which was not made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within ten (10) days of such determination.
(6) Executive agrees to cooperate with, and take such actions as may be reasonably requested by, the Company to minimize any Excise Tax payable by such Executive.

     IN WITNESS WHEREOF, this Agreement is executed in several counterparts, each of which shall be deemed to be as original, as of the day and year first above written.

DOCUCORP INTERNATIONAL, INC.
By
Michael D. Andereck, President and CEO

J. Robert Gary, Executive

Printed Name and Address:

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